AMENDMENT TO

UNIT PURCHASE OPTION

This AMENDMENT TO UNIT PURCHASE OPTION (this ‘‘Amendment’’), dated September 12, 2006, is made by and between Juniper Partners Acquisition Corp. (the ‘‘Company’’) and HCFP/Brenner Securities LLC (‘‘Holder’’), to that certain Unit Purchase Option referred to below.

WHEREAS, the Company issued that certain Unit Purchase Option, dated July 13, 2005 (the ‘‘Unit Purchase Option’’), in connection with the Company’s initial public offering and the Holder is the owner of the Unit Purchase Option; and

WHEREAS, the parties hereto have agreed that the Unit Purchase Option be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Option effective as of the date of its issuance.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1.    The Unit Purchase Option is hereby amended by adding the following new Section 2.4 to such Unit Purchase Option:

‘‘2.4    No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, if the Company is unable to deliver any securities pursuant to the exercise of this Purchase Option as a result of its inability to satisfy its registration requirements set forth in Section 5 hereof, the Company will have no obligation to pay such registered holder any cash or otherwise ‘‘net cash settle’’ the Warrant.’’

2.    Section 5.3 of the Unit Purchase Option is hereby deleted in its entirety.

3.    Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Unit Purchase Option to this ‘‘Purchase Option’’, ‘‘hereunder’’, ‘‘hereof’’, ‘‘herein’’ or words of like import referring to the Unit Purchase Option shall mean and be a reference to the Unit Purchase Option, as amended hereby. Except as specifically amended above, the Unit Purchase Option shall remain in full force and effect and is hereby ratified and confirmed.

4.    This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO UNIT PURCHASE OPTION as of the date first set forth above.

JUNIPER PARTNERS ACQUISITION CORP.
By:	/s/ Stuart B. Rekant
Name: Stuart B. Rekant Title: Chief Executive Officer
HOLDER:
HCFP/BRENNER SECURITIES LLC
By:	/s/ Avi Lipsker
Name: Avi Lipsker Title: Managing Director